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                                                                    Exhibit 16.1



September 26, 2006


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the "Change in Independent Registered Public Accounting Firms"
section included in Registration Statement No. 333-135472 of Optium Corporation on Form S-1/A filed simultaneously herewith and have the following comments:

1. We agree with the statements made in the second independent clause of the first sentence, the second, third and fourth sentences in the first paragraph, and the third paragraph.

2. We have no basis on which to agree or disagree with the statements made in the first independent clause of the first sentence of the first paragraph, and the second paragraph.


Yours truly,

/s/ Deloitte & Touche LLP